Exhibit 99.1

Praxis Precision Medicines Announces CFO Transition

CAMBRIDGE, Mass., Dec. 01, 2020 (GLOBAL NEWSWIRE) – Praxis Precision Medicines, Inc. (NASDAQ: PRAX), a clinical-stage biopharmaceutical company translating genetic insights into the development of therapies for central nervous system disorders characterized by neuronal imbalance, today announced that Stuart Chaffee, Ph.D., will be transitioning from his current position as the Company’s chief financial officer to a part-time role as a strategic advisor to Praxis. The Company has commenced a search for a full-time chief financial officer. Lauren Mastrocola, the Company’s vice president of finance and principal accounting officer, has assumed the responsibilities of principal financial officer on an interim basis.

“I’m incredibly proud of what we’ve built at Praxis and consider it a privilege to have helped advance the company through critical milestones,” said Dr. Chaffee. “I look forward to continuing to support Praxis in an advisory role as the company advances towards its next key milestones, while I evaluate opportunities to focus on my passion for building early-stage companies.”

“On behalf of the leadership team and board of directors, I would like to thank Stuart for his contributions in helping to build Praxis into the company it is today,” said Marcio Souza, president and chief executive officer of Praxis. “I wish him well in returning to his roots in early-stage company development.”

About Praxis

Praxis Precision Medicines is a clinical-stage biopharmaceutical company translating genetic insights into the development of therapies for central nervous system disorders characterized by neuronal imbalance. Praxis is applying insights into the genetic mutations that drive excitation-inhibition imbalance in diseases to select biological targets for severe pediatric epilepsies and more broadly for prevalent psychiatric diseases and neurologic disorders. Praxis has established a broad portfolio, including five disclosed programs across multiple central nervous system disorders including, depression, epilepsy, movement disorders and pain syndromes, with three clinical-stage product candidates.

Investor Contact:

Alex Kane

Praxis Precision Medicines

investors@praxismedicines.com

617-300-8481

Media Contact:

Ian Stone

Canale Communications

Ian.stone@canalecomm.com

619-849-5388